Exhibit 10.12

Amended and Restated February 10, 2017

VMware, Inc.
Executive Bonus Program

Executive Bonus Program Objectives

Among the objectives of the VMware Bonus Program are to:

•	motivate our executives to achieve our strategic, operational and financial goals

•	reward superior performance

•	attract and retain exceptional executives; and

•	reward behaviors that result in long term increased stockholder value

Overview

The Compensation and Corporate Governance Committee has adopted a cash bonus program relating to performance (the “Executive Bonus Program”) under the 2007 Equity and Incentive Plan (the “Plan”) providing for possible cash bonuses to specified executives of VMware, Inc. and its consolidated subsidiaries (the “Company”). Unless otherwise indicated herein, provisions of the Plan shall apply to the Executive Bonus Program.

In keeping with VMware’s philosophy of tying a substantial portion of our executive compensation to the achievement of measurable achievements, a goals-based cash bonus program has been developed and implemented. The determination of bonus payouts will be made annually after the conclusion of the annual measurement periods ending on the last day of the Company’s fiscal year based on results achieved by the company, as reported to the Compensation and Corporate Governance Committee by the Chief Financial Officer, Chief Accounting Officer or Corporate Controller. Bonuses will be determined by the Compensation and Corporate Governance Committee of the Board of Directors (the “Administrator”). Bonus payments will only occur if certain predetermined company and individual (“MBO”) objectives are successfully achieved. Bonus amounts will be calculated (“Calculated Bonus Amounts”) based upon the degree of achievement of the predetermined objectives. The Compensation and Corporate Governance Committee shall determine final bonus payouts and, in its discretion, taking into account review and discussion of recommendations made by the Chief Executive Officer, may reduce, but not increase, final bonus payouts from the Calculated Bonus Amounts.

Bonus awards represent an unfunded, unsecured promise by the Company to pay a bonus amount determined by the Compensation and Corporate Governance Committee to each Participant, but only upon satisfaction of the performance criteria determined by the Compensation and Corporate Governance Committee in accordance with the provisions set forth below.

Eligibility

All senior executives are eligible to be considered for participation. However, no person is automatically entitled to participate in the Executive Bonus Program. Participants will be approved solely at the discretion of the Compensation and Corporate Governance Committee and may be amended at any time by the Compensation and Corporate Governance Committee. Additionally, the executive must be an employee of the Company at the time the bonus is paid out in order to vest in right to receive payment.

Participants may include executive officers of the Company as defined under Rule 3b-7 of the 1934 Securities Exchange Act (“Executive Officers”) and other senior executives who are not Executive Officers. At its discretion, the Compensation and Corporate Governance Committee may delegate authority to the Chief Executive Officer to add senior executives who are not Executive Officers to the Executive Bonus Program.

Administration

As Administrator, the Compensation and Corporate Governance Committee is ultimately responsible for administering the Executive Bonus Program. The Administrator has all powers and discretion necessary or appropriate to review and approve the Executive Bonus Program and its operation, including, but not limited to, the power to (a) determine Participants, (b) interpret the provisions of the Executive Bonus Program, (c) adopt rules for the administration, interpretation and application of the Executive Bonus Program consistent with the Plan, and (d) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator and any decision of the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law. The Administrator, in its sole discretion, may amend or terminate the Executive Bonus Program, or any part thereof, at any time and for any reason, subject to the limitations set forth in Sections 3, 6(b)(iv) and 7 of the Plan.

The Administrator shall exercise full authority to make final determinations with respect to bonuses granted under the Executive Bonus Program to Executive Officers. The Administrator may, in its discretion, delegate authority over bonuses to Participants who are not Executive Officers to the Chief Executive Officer of the Company.

Target Percentage

The Administrator shall establish target bonuses and bonus formulas for the Executive Bonus Program.

Target bonus amounts will be a designated percentage (the “Target Bonus Percentage”) of a Participant’s actual annual base salary earned for the Performance Period or for such other period determined by the Committee (the “Annual Base Salary”). The Target Bonus Percentage will be determined by the Committee within 90 days of the commencement of the performance period.

The Calculated Bonus Amount, if any, may range 0% to 240% of the Target Bonus Percentage multiplied by the Participant’s Annual Base Salary depending upon performance achievement. Minimum bonus thresholds are described below. For purposes of this calculation, a Participant’s Annual Base Salary shall not exceed 200% of the Participant’s base salary rate as of the date that annual performance targets are approved.

Performance Period

Unless otherwise determined by the Compensation and Corporate Governance Committee, the performance periods for bonuses granted under the Executive Bonus Program shall run for the duration of the Company’s fiscal year (each, a “Performance Period”). Participants are rewarded during the period that they are actively employed by VMware.

Participants are not eligible to participate in any other Company bonus or incentive plan during a Performance Period. This exclusion does not apply, however, to applicable employee referral bonuses, spot bonuses, equity awards, or Company contributions to qualified retirement or savings plans.

New Hires: Calculated Bonus Amounts will be prorated for newly hired participants based on the number of days they are employed during the Performance Period.

Leaves of Absence: Calculated Bonus Amounts will be prorated for any time during the Performance Period that a Participant is on an unpaid leave of absence status. Unpaid leaves of absence exclude those absences for which vacation, sick leave or other compensation is paid directly by the Company. Unpaid absences include those absences for which compensation is received from any source other than directly from the Company.

Changes in Position: Participants who move from one bonus-eligible position to a different bonus-eligible position with a different target bonus percentage may earn a target bonus prorated based on base pay and bonus at the start of each period.

Termination: In order to vest and the right to receive a bonus under the Executive Bonus Program, an employee must be in an active employment status or on approved leave at the day the bonus is paid out. An employee whose employment ends for any reason prior to that date will not earn and will not be paid any bonus under this Executive Bonus Program.

The Compensation and Corporate Governance Committee shall have the exclusive discretion to determine when a Participant is no longer actively employed for purposes of the Executive Bonus Program. Participants have no right or interest in any bonus and such bonus is not earned unless the Administrator determines a bonus payout is due.

Performance Metrics

The Calculated Bonus Amount will depend on both a company component (“Corporate Financial Metric”) and an individual component (“MBO”) selected from the performance goals from the 2007 Plan. The Company must meet a minimum performance threshold established within the Corporate Financial Metric in order for any bonus payouts to be made. If the minimum threshold is not achieved, the Executive Bonus Program shall not be funded and no bonus payouts shall be made. The Corporate Financial Metrics and the relative weighting of the Corporate Financial Metrics and the MBOs shall be determined by the Committee within 90 days of the commencement of the performance period. The MBOs shall be determined by the Committee within 90 days of the commencement of the performance period; provided, however, that if the MBOs are used solely solely as a factor for the Administrator to consider in determining whether to exercise negative discretion, then they can be established or amended at any time during the performance period.

Corporate Financial Metric Component

The Corporate Financial Metric shall be determined by calculating success against company-wide financial metrics and, as applicable, business unit performance metrics, as determined by the Compensation and Corporate Governance Committee.

MBO (Individual) Component

Each Participant will be assigned individual performance goals by the Compensation and Corporate Governance Committee that are appropriate to the Participant’s role at the Company. If the threshold achievement under the Corporate Financial Metric is met, then the MBO component is funded at 1.5 times the Corporate Financial Metric percentage. The Compensation and Corporate Governance Committee can exercise negative discretion to reduce the bonus for the MBO component. In making its determination whether to reduce the bonus for the MBO component, the Committee’s shall review and discuss the Chief Executive Officer’s assessment of each Participant’s achievement of his or her individual performance goals.

Bonus Determination and Payment

The Compensation and Corporate Governance Committee shall determine final bonus payouts to Participants based upon achievement of the foregoing metrics and goals. The Committee reserves the right to reduce bonus payouts below Calculated Bonus Amounts or not make any bonus payouts in its sole discretion.

Cancellation, Rescission and Recoupment of Awards

Any bonus granted under this Executive Bonus Program to a Participant shall be subject to cancellation, rescission, repayment or other action at the discretion of the Compensation Committee as set forth in Section 7(d) of the Plan in the event that such Participant engages in “Detrimental Activity” as such term is defined in Section 7(d).

Additionally, the Compensation and Corporate Governance Committee shall have the discretion to require that each Participant reimburse the Company for all or any portion of any bonuses paid under the Executive Bonus Program if –

(a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement,

(b) in the Board’s view, the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate, and

(c) a lower payment, award, or vesting would have occurred based upon the restated financial results.

In each such instance, upon the determination of the Compensation and Corporate Governance Committee to require recoupment of a previously paid bonus awarded under the Executive Bonus Program, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus awarded for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that the Company will not seek to recover bonuses compensation paid more than three years prior to the date the applicable restatement is disclosed.

At-Will Employment (US Only)

This Plan does not affect the terminable-at-will status of the employment relationship. Neither the attainment of goals nor the continuous service requirement necessary to earn a bonus alters the ability of an employee or the Company to terminate employment at any time, with or without reason and with or without advance notice.